Exhibit 99.(e)

DISTRIBUTION AGREEMENT

between

BAILLIE GIFFORD ETF TRUST

and

BAILLIE GIFFORD FUNDS SERVICES LLC

December 9, 2025

Baillie Gifford ETF Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered shares of beneficial interest (“Shares”) of each series listed on Appendix A, as it may be amended from time to time by agreement between Baillie Gifford Funds Services LLC (the “Distributor”) and the Trust (each such series thereof, as appropriate, a “Fund”) under the Securities Act of 1933, as amended (the “1933 Act”), to be offered for sale to the public in accordance with the terms and conditions set forth in the then-current prospectus of the Trust (the “Prospectus”) and in the then-current statement of additional information (the “SAI”), each as supplemented from time to time. Shares will generally only be issued in aggregations constituting of Creation Units, as such term is defined in the Trust’s registration statement filed with the Securities and Exchange Commission (the “Commission”) on Form N-1A, as it may be amended from time to time (the “Registration Statement”), only to Authorized Participants (as defined in the Registration Statement) in accordance with applicable Federal and State securities laws. Shares are, or are anticipated to be, listed for trading on one or more national securities exchanges (the “Exchanges”). As of the date of this Agreement, each Fund offers only one class of Shares, and is intended to operate as an exchange traded fund. This Agreement appoints the Distributor to act as distributor with respect to such Shares. The parties hereto intend that, in the event a Fund in the future offers a class of non-exchange traded Shares that are individually redeemable, and such Fund desires to appoint the Distributor as distributor with respect to such Shares, this agreement will be amended as appropriate or a new agreement will be entered into between the parties in relation to the distribution of such Shares. All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Registration Statement.

In this connection, the Trust desires that the Distributor (i) act as distributor of the Funds with respect to the creation and redemption of Creation Units of each Fund and (ii) hold itself available to review and approve orders for such Creation Units in the manner set forth in the Registration Statement. The Distributor has advised the Trust that it is willing to provide to the Trust the services described herein subject to the terms and conditions set forth below, and it is accordingly agreed by and between the Trust and the Distributor as follows:

1. Appointment of the Distributor. The Trust hereby appoints the Distributor as the sole distributor of the Funds with respect to the creation and redemption of Creation Units of each Fund on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. Sale of Shares. The Distributor agrees to serve as the distributor of the Funds in connection with the review and approval of all purchase and redemption orders of Creation Units of each Fund by Authorized Participants that have executed an authorized participant agreement (each, an “Authorized Participant Agreement”) with the Distributor which is accepted by the transfer agent of the Trust (the “Transfer Agent”). Nothing herein shall affect or limit the right and ability of the Transfer Agent to accept Fund Securities, Deposit Securities, and related Cash Components through or outside the Clearing Process and as provided in and in accordance with the Registration Statement. The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units. In connection with the foregoing, the Distributor further agrees that:

(a) The Distributor will use reasonable best efforts to promote and/or facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the Registration Statement and the Authorized Participant Agreements, provided, however, that the Trust reserves the right to suspend sales and the Distributor’s authority to review and approve orders for Creation Units on behalf of the Trust. Upon due notice to the Distributor, the Trust shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust. It is understood that the Distributor does not undertake to offer or sell all or any specific number or amount of Shares or Creation Units, that it is acting as an agent of each Fund and not as a principal, and that it is not obligated to buy any Shares or Creation Units for its own account.

(b) The Distributor will not make offers or sales of Shares and will not approve orders for the purchase or redemption of Creation Units by Authorized Participants except in the manner set forth in the Prospectus and/or SAI. The Distributor agrees to comply with any procedures that are established in connection with the offer and sale of Shares, or purchase or redemption of Creation Units, and the Distributor agrees not to make offers or sales of any Shares, or approve purchase and redemption orders of any Creation Units, and agrees to require all Authorized Participants not to make any such offers or sales except in compliance with any such procedures. In this regard, the Distributor agrees that:

(i) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(ii) At the request of the Trust, the Distributor shall execute Authorized Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, which Agreements are accepted by the Transfer Agent and provide for the purchase and redemption of Creation Units of the Funds by such Authorized Participants as set forth in the Registration Statement from time to time. The Distributor shall instruct Authorized Participants that the Prospectus must be distributed in accordance with: (i) the 1933

Act, the Securities Exchange Act of 1934, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) any exemptive order issued to the Trust, any investment adviser to a Fund or any of their affiliates by the Commission; (iii) the Rules (as defined below); and (iv) the rules of, and orders issued by the Commission to, the Exchanges. The Distributor shall not be liable for an Authorized Participant’s failure to comply with these requirements. Unless otherwise agreed by the Distributor and a Fund, the Distributor will be responsible for reviewing Authorized Participant Agreements and confirming that they are properly completed, provided that the Trust and the Distributor may rely on information provided by Authorized Participants concerning their customers and have no obligation to verify the accuracy of that information and that the Distributor may delegate responsibility for such confirmations to Authorized Participants with respect to their customers.

(c) The Distributor will furnish to Authorized Participants only such information concerning a Fund and the offering of Shares as may be contained in the Prospectus, and such other materials as the Distributor has prepared and which comply with applicable laws, rules and regulations and with applicable rules, interpretations and guidance of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (collectively, the “Rules”). For purposes of the offering of Shares, the Trust will furnish to the Distributor copies of the Prospectus (or before the effective date of the Trust’s registration statement with respect to a Fund under the 1933 Act, copies of the preliminary prospectus), copies of the SAI (or before the effective date of the Trust’s registration statement with respect to the Fund under the 1933 Act, copies of the preliminary statement of additional information) which the Distributor will furnish to Authorized Participants as required by applicable law and regulations, copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust, the Authorized Participant Agreement, and such other documents as the Distributor may reasonably request for the purpose of carrying out the Distributor’s duties hereunder. Additional copies of these materials will be furnished in such numbers as the Distributor may reasonably request for purposes of the offering. For the avoidance of doubt, the Distributor shall ensure that all direct requests for the Prospectus, SAI, product descriptions and periodic Fund reports, as applicable, are fulfilled. In addition, the Distributor will use commercially reasonable efforts to provide each Exchange with copies of the Prospectus, SAI, and product descriptions to be provided to purchasers in the secondary market. The Distributor will use commercially reasonable efforts to make it known in the brokerage community that the Prospectus and SAI are available, including (i) advising each Exchange on behalf of their member firms of the same, (ii) making such disclosure in all Trust marketing materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission.

3. Compensation. The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services to be provided by the Distributor pursuant to this Agreement. The Distributor and its affiliates may receive compensation from the Investment Adviser related to the Distributor’s services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor from time to time.

4. Purchase of Shares.

(a) The Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust or a Fund.

(b) Orders for Creation Units shall be directed to the Funds’ Transfer Agent, for acceptance on behalf of a Fund. The Distributor shall work with the Transfer Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent. At or prior to the time of delivery of any of Creation Units, the Distributor will cause Authorized Participants to pay or cause to be paid to the custodian of the Fund’s assets, for the Trust’s account, an amount in cash or other consideration as described from time to time in the Fund’s Prospectus equal to the aggregate NAV of such Creation Units. Sales of Creation Units shall be deemed to be made when and where accepted by the Funds’ Transfer Agent. The Funds’ custodian and Transfer Agent shall be identified in its Prospectus or SAI.

(c) The Distributor shall approve, and generate and maintain (or cause to be generated and maintained) confirmations of Creation Unit purchase order acceptances and transmit (or cause to be transmitted) such confirmations to the Authorized Participant.

5. 1933 Act Registration. The Trust agrees that it will use its best efforts to maintain the effectiveness of its Registration Statement. The Trust further agrees to prepare and to file any amendments to the Registration Statement or supplemental information to the Prospectus or SAI as may be necessary in order to comply with the 1933 Act.

6. 1940 Act Registration. The Trust is registered under the 1940 Act as an open-end management investment company, and will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

7. State Blue Sky Qualification. At the Distributor’s request, each Fund will take such steps as may be necessary and feasible to qualify Shares for offer and sale in states, territories or dependencies of the United States, the District of Columbia, and the Commonwealth of Puerto Rico (individually, “Jurisdiction” and collectively, “Jurisdictions”), in accordance with the laws and regulations thereof, and to renew or extend any such qualification; provided, however, that a Fund will not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it deems such qualification disadvantageous to the Fund.

8. Duties of the Distributor. The Distributor agrees that:

(a) The Distributor will furnish to the Trust any pertinent information required to be inserted with respect to the Distributor as the Distributor within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Trust with any governmental authority.

(b) The Distributor will not make any representations inconsistent with the information contained in the Prospectus, SAI, or Registration Statement.

(c) The Distributor will maintain such records as required by the Rules and as may be reasonably required for a Fund or its Transfer Agent to respond to shareholder requests or complaints, and to permit each Fund to maintain proper accounting records, and the Distributor will make such records available to the Fund and its investor servicing agent upon request.

(d) In performing its duties under this Agreement, the Distributor will comply with all requirements of the Prospectus and SAI and all Rules with respect to the offer, purchase, sale and distribution of Shares.

(e) The Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the applicable Transfer Agent.

(f) The Distributor shall maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to its services under this Agreement, and shall provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

(g) The Distributor shall promptly forward any complaints concerning the Trust that it receives to the Trust, assist in resolving such complaints to the extent any such complaints relate to its responsibilities as the distributor for the Funds and maintain a log of such complaints to the extent required by applicable law.

(h) The Distributor shall maintain, at its expense, an errors and omissions insurance policy adequate to cover services provided by it hereunder.

9. Allocation of Costs. Each Fund will pay the costs and expenses associated with the composition and the printing of sufficient copies of its Prospectus and of the SAI as are reasonably required for periodic distribution to its current shareholders, and the Distributor will pay the costs and expenses associated with the printing of sufficient copies of the Prospectus and of the SAI as are reasonably required in connection with the offer, sale and distribution of Shares or Creation Units to offerees and investors. The Trust will also pay the expense of registering Shares for sale under federal securities laws, including the preparation and filing of any required registration statements under the 1940 Act and 1933 Act, and for qualifying Shares under state blue sky laws pursuant to paragraph 7. The Distributor will bear its own expenses normally attributable to the offer and sale of Shares or Creation Units, other than those to be paid by a Fund, including any costs and expenses associated with any filings with FINRA.

10. Exculpation and Indemnification.

(a) The Distributor will not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance by the Distributor of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Distributor or any of its officers, directors, members, managers, employees or agents (collectively, the “Affiliates”) in the performance of their duties under this Agreement, or from reckless disregard by the Distributor or its Affiliates of their obligations or duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Distributor shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Distributor, or for damages occurring directly or indirectly by reason of circumstances beyond its reasonable control.

(b) The Trust agrees to indemnify and hold harmless the Distributor and its Affiliates and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each such indemnified party, a “Trust Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that any registration statement, prospectus, statement of additional information, investor reports, application to qualify Shares under the securities laws of any Jurisdiction, or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify any Trust Indemnitee or hold any Trust Indemnitee harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect a Trust Indemnitee against any liability to the Trust or its shareholders to which such Trust Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to a Trust Indemnitee under the indemnity agreement contained in this Section 10(b) with respect to any claim made against such Trust Indemnitee unless such Trust Indemnitee shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Trust Indemnitee (or after such Trust Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to a Trust Indemnitee otherwise than on account of its indemnity agreement contained in this Section 10(b).

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any other Trust Indemnitee in connection with the issuance or sale of any of its Shares or of the purchase or redemption of any Creation Units.

(c) The Distributor will indemnify and hold harmless the Trust and its officers, trustees, agents, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the SAI or any application to qualify Shares under the securities laws of any Jurisdiction, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with information furnished in writing to the Trust or any of its officers, trustees and agents by or on behalf of the Distributor specifically for inclusion therein, and will reimburse the Trust and its officers, trustees, agents and such controlling persons for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

11. Duration. This Agreement will take effect with respect to the Trust on the date first set forth above. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to each Fund for two years from that Fund’s Date Added as set forth in Schedule A and shall continue in full force and effect with respect to that Fund for successive periods of one year thereafter, but only so long as its continuance is specifically approved at least annually (i) by the trustees of the Trust or by the vote of a majority of the outstanding voting securities of a Fund as to that Fund and (ii) by the vote of a majority of the trustees of the Trust who are not “interested persons,” as such term is defined in Section 2(a)(19) of the 1940 Act (“Independent Trustees”), of the Trust cast in person at a meeting called for the purpose of voting on such approval.

12. Termination. This Agreement may be terminated (i) by the Distributor at any time without penalty upon sixty (60) days’ written notice to the Trust (which notice may be waived by the Trust); or (ii) by the Trust at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor). Section 10 will survive termination of this Agreement. This Agreement will terminate automatically in the event of its assignment.

13. Amendment. Any amendment to this Agreement will be in writing and will be subject to approval either by action of the trustees of the Trust or at a meeting of the shareholders of a Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Independent Trustees of the Trust by vote cast in person at a meeting called for the purpose of voting on such approval.

14. Certain Definitions. For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the

Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Commission or its staff.

15. Disclaimer of Trustee and Shareholder Liability. The Distributor understands and agrees that the obligations of the Trust or a Fund under this Agreement are not binding upon any Trustee or shareholder of the Trust or a Fund, as applicable, personally, but bind only the Trust or the Fund, as applicable, and the Trust’s or the Fund’s property, as applicable. A copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended from time to time, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this Agreement are not binding on any of the Trustees, officers or shareholders individually, but are binding only upon the trust property of the Trust.

16. Notices. All written notices given pursuant to this Agreement will be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and are deemed given upon receipt.

17. Section Headings. The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

18. Governing Law. This Agreement is governed by and will be construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

19. Regulation S-P. In accordance with the Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to investors in the Funds provided by, or at the direction of, the Trust to the Distributor, or collected or retained by the Distributor shall be considered confidential information. The Distributor agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of the Distributor who have entered into contractual arrangements with the Trust, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Trust, (iii) as required by law, or (iv) subject to (i) above, as permitted by law. The Distributor represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to investors in the Funds. The Distributor warrants that prior to disclosing such confidential information to any person or entity as permitted in the previous sentence, the Distributor shall obtain a representation from such person or entity that the person or entity has in place similar procedural safeguards designed to meet the objectives set forth in this paragraph.

20. Anti-Money Laundering Compliance. Each of the Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in all future agreements entered into by the Distributor with any Authorized Participant that is authorized to effect transactions in Shares.

Each of the Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). The Distributor undertakes that it will grant to the Trust, the Trust’s anti-money laundering compliance officer and regulatory agencies reasonable access to copies of the Distributor’s AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients of the Distributor.

BAILLIE GIFFORD ETF TRUST

By:	/s/ Michael Stirling-Aird
Name: Michael Stirling-Aird
Title: President

Accepted:

BAILLIE GIFFORD FUNDS SERVICES LLC

By:	/s/ Lesley-Anne Archibald
Name: Lesley-Anne Archibald
Title: Chair

[Signature Page to Baillie Gifford ETF Trust Distribution Agreement]

Appendix A

to the Distribution Agreement between Baillie Gifford ETF Trust and Baillie Gifford Funds Services LLC

Investment Company	Series	Date Added
Baillie Gifford ETF Trust	Baillie Gifford Emerging Markets ETF	December 9, 2025
	Baillie Gifford International Alpha ETF	December 9, 2025
	Baillie Gifford International Concentrated Growth ETF	December 9, 2025
	Baillie Gifford Long Term Global Growth ETF	December 9, 2025
	Baillie Gifford U.S. Equity Growth ETF	December 9, 2025

BAILLIE GIFFORD ETF TRUST, on behalf of each of its series as set forth above

By	/s/ Michael Stirling-Aird
Name:	Michael Stirling-Aird
Title:	President

BAILLIE GIFFORD FUNDS SERVICES LLC

By	/s/ Lesley-Anne Archibald
Name:	Lesley-Anne Archibald
Title:	Chair

[Signature Page to Schedule A to Baillie Gifford ETF Trust Distribution Agreement]